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                             [Perkins Coie Letterhead]              EXHIBIT 8.1




                                   August 7, 1997

McCaw International, Ltd.
1191 Second Avenue
Suite 1600
Seattle, WA 98101


            MCCAW INTERNATIONAL, LTD. (THE "COMPANY") EXCHANGE OFFER (THE
                   "EXCHANGE OFFER") FOR 13% SENIOR DISCOUNT NOTES


Dear Sir or Madam:

        We have acted as special federal income tax counsel ("Federal Tax Counsel") to the Company, a Washington corporation, in connection with the Exchange Offer by the Company, as described in the Registration Statement (File No. 333-26649) filed with the Securities and Exchange Commission on Form S-4 on May 7, 1997 and the Prospectus contained therein (together with amendments thereto as of the date hereof, the "Registration Statement"), pursuant to which the Company will offer to exchange its 13% Senior Discount Notes due April 15, 2007, which have been registered under the Securities Act of 1933, as amended, for an equal principal amount at maturity of its outstanding 13% Senior Discount Notes due April 15, 2007, of which $951,463,000 aggregate principal amount at maturity were issued on March 6, 1997 and are outstanding immediately prior to the Exchange Offer. All defined terms used in this letter, and not otherwise defined herein, have the meanings provided in the Registration Statement.

        In our capacity as Federal Tax Counsel, we participated in the preparation of the Registration Statement. In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement in fact occur in accordance with the terms and description thereof.

        In addition, we have relied, as to certain factual matters, upon statements or determinations of the Company and upon statements or determinations of employees,



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McCaw International, Ltd.
August 7, 1997
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     representatives, and agents of the Company made to us during the course of our representation of the Company in this matter, which statements or determinations we have not independently verified. We have also relied upon (but have not independently verified) certain financial data set forth in the Registration Statement.

     Based upon the foregoing, and subject thereto and subject to the assumptions and other limitations set forth in the discussion in the Registration Statement under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS," it is our opinion that, although such discussion does not address all of the tax consequences of the Exchange Offer, it does address the material federal income tax consequences (other than those consequences that may be material to a particular investor based on its tax situation) and, insofar as it describes statements of law or legal conclusions for Holders with respect to the Exchange Offer, is accurate in all material respects.

     We express no opinion as to any other matter, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in connection with rendering the opinion set forth above. Further, we caution that our opinion is not binding on the Internal Revenue Service or the courts and is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  Perkins Coie